Exhibit 3.204

CERTIFICATE OF INCORPORATION

OF

TOWNS AMBULANCE SERVICE, INC.

Under Section 402 of the Business Corporation Law

CERTIFICATE OF INCORPORATION

OF

TOWNS AMBULANCE SERVICE,. INC.

Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is:

TOWNS AMBULANCE SERVICE, INC.

2.	The purpose or purposes for which this corporation is formed are as follows, to wit:

To engage in the business of providing ambulance and allied emergency services of whatever kind and nature necessary in the conduct of such business activities.

To engage in the business of utilizing oxygen in all its various forms and such other rescue and emergency commodities as may be pertinent to an ambulance emergency and rescue service.

To own rent and/or lease any equipment necessary to perform the above mentioned activities.

To acquire such property, real and personal, as may be necessary to the conduct of such business.

The powers, rights and privileges provided in this Certificate of Incorporation are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have the right to engage in such similar activities as like corporations may lawfully engage in under the Business Corporation Law of the State of New York, as now in effect, or as hereafter promulgated.

To do everything necessary, suitable or proper for the accomplishment, attainment or furtherance of, to do every other act of thing incidental to, appurtenant to, growing out of or connected with, the purposes, objects or powers set forth in this Certificate of Incorporation, whether alone or in association with others; to possess all the rights, powers and privileges now or hereafter conferred by the laws of the State of New York upon a corporation organized under the laws of the State of New York and, in general, to carry on any of the activities and to do any of the things set forth to the same extent and as fully as a natural person or partnership might or could do; provided, that nothing herein set forth shall be construed as authorizing the corporation to possess any purpose, object, or power, or to do any act or thing forbidden by law to a corporation organized under the laws of the State of New York.

3. The office of the corporation is to be located in the Town of Cheektowaga County of Erie State of New York.

4. The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200) shares, all of which are to be without par value.

5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

129 Masalda Drive

        Cheektowaga, New York

6. The Corporation’s initial accounting period for reporting the franchise tax on business corporations imposed by Article 9-A of the Tax Law shall end May 31, 1978.

The undersigned incorporator is of the age of eighteen years or over.

IN WITNESS WHEREOF, this certificate has been subscribed this 27th day of June, 1977 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Shelly Erlbaum	/s/
170 Washington Avenue, Albany, New York 12210.